Exhibit (a)(5)(K)

Press Release

Media Contact: LuAnn Walden, Corporate Communications Maxim Integrated (408) 601-5430 luann.walden@maximintegrated.com	Financial Contacts: Venk Nathamuni, Investor Relations Maxim Integrated (408) 601-5293 venk.nathamuni@maximintegrated.com

Mike Burns, Chief Financial Officer Volterra Semiconductor (510) 743-1336 mburns@volterra.com

Maxim Integrated Completes Acquisition of Volterra Semiconductor Corporation

SAN JOSE, CA – October 1, 2013 – Maxim Integrated Products, Inc. (NASDAQ:MXIM) (“Maxim”) today announced the successful completion of Maxim’s acquisition of Volterra Semiconductor Corporation (“Volterra”).

Volterra’s high-current, high-performance, and high-density power management solutions provide the best power and density ratio available for the server, storage, cloud computing, communications, and networking markets. Volterra’s portfolio of highly integrated products enables better performance, smaller form factors, enhanced scalability, improved system management, and lower total cost of ownership.

“Maxim Integrated is known for its highly integrated solutions. With Volterra, we will strengthen our position in the enterprise and communications markets,” said Tunç Doluca, Maxim’s President and Chief Executive Officer. “We add a very talented team and leading-edge proprietary technology in high-current power management solutions, which further diversifies our business model.”

The Volterra team will build upon Maxim’s scale and market leadership to expand Maxim’s ability to deliver innovative and differentiated products to its customers. Maxim remains committed to providing current and future customers with advanced technology solutions and world-class quality and support. Joining forces with the innovative Maxim team will present exciting new opportunities for Volterra’s talented employees. At $9 billion, power management is currently the largest and fastest-growing product segment in the analog market, according to Databeans. Maxim offers a broad portfolio of products for power conversion: switching regulators, linear regulators, charge pumps, digital Point-of-Load (POL) converters, and Power Management Integrated Circuits (PMICs), primarily in medium-to-low current applications. Volterra’s high-current technology expands Maxim’s position in this growing segment of the analog market.

The acquisition was effected through a tender offer (the “Offer”) by Maxim’s wholly owned subsidiary, Victory Merger Sub, Inc. (the “Purchaser”), under which the Purchaser sought to purchase all of the outstanding shares of Volterra Semiconductor Corporation (NASDAQ:VLTR) (“Volterra”) for a price of $23 per share in cash, without interest (less any applicable withholding taxes). The Offer was followed by the merger of the Purchaser with and into Volterra.

The Offer expired at 9:00 a.m., New York City time, on October 1, 2013, and a total of 22,225,845 shares were tendered into and not withdrawn from the Offer, representing approximately 86.23% of Volterra’s outstanding shares. Additionally, 570,064 shares were tendered by notice of guaranteed delivery. The condition to the Offer that at least a majority of the outstanding shares of Volterra’s common stock be validly tendered and not properly withdrawn prior to the expiration of the Offer was satisfied, and, accordingly, all shares that were validly tendered and not properly withdrawn were accepted for payment and Maxim promptly paid for all such tendered shares in accordance with the terms of the Offer. As a result of its acceptance of the shares tendered in the Offer and given that it was determined that Section 251(h) of the General Corporation Law of the State of Delaware was applicable to the merger, Maxim had sufficient voting power to acquire all of the remaining outstanding shares of Volterra’s common stock by means of a merger of the Purchaser with and into Volterra without the affirmative vote of Volterra’s other stockholders.

As a result of the merger, Volterra became a wholly owned subsidiary of Maxim. In the merger, each remaining share of Volterra that was not validly tendered in the Offer was cancelled and converted into the right to receive the same $23 per share in cash that was paid in the Offer. The common stock of Volterra ceased to be traded on the NASDAQ Global Select Market at the close of market on October 1, 2013, and will no longer be listed. Maxim will mail to all Volterra stockholders who did not tender their shares in the tender offer information regarding the merger.

About Maxim Integrated

At Maxim Integrated, we put analog together in a way that sets our customers apart. In Fiscal 2013, we reported revenues of $2.44 billion.

About Volterra

Volterra Semiconductor Corporation, headquartered in Fremont, CA, designs, develops, and markets leading edge silicon solutions for low-voltage power delivery. The Company’s product portfolio is focused on advanced switching regulators for the computer, datacom, storage, and portable markets. Volterra operates as a fabless semiconductor company utilizing world-class foundries for silicon supply. The Company is focused on creating products with high intellectual property content that match specific customer needs. For more information please visit www.Volterra.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements generally can be identified by phrases such as Maxim, Volterra or management of either company “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe the proposed transaction, including its financial impact, and other statements of management’s beliefs, intentions or goals also are forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined companies or the price of Maxim or Volterra stock. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: the ability of Maxim to successfully integrate Volterra’s operations, product lines and technology and realize additional opportunities for growth; the ability of Maxim to realize synergies in terms of growth and cost savings; and the other risks and important factors contained and identified in Maxim’s and Volterra’s most recent Annual Report on Form 10-K, and other SEC filings of the companies, that could cause actual results to differ materially from the forward-looking statements. All forward-looking statements included in this news release are made as of the date hereof, based on the information available to Maxim as of the date hereof, and Maxim assumes no obligation to update any forward-looking statement except as required by law.